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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF FORMATION
                                       OF
                            TEEKAY OFFSHORE GP L.L.C.
      UNDER SECTION 9 OF THE MARSHALL ISLANDS LIMITED LIABILITY COMPANY ACT

1.       The name of the Limited Liability Company is: Teekay Offshore GP L.L.C.

2. The address of its registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Islands, Ajeltake Road, Majuro, Marshall Islands MH 96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

3. The formation date of the Limited Liability Company is the date of the filing of this Certificate of Formation with the Registrar of Corporations.

         WHEREFORE, the undersigned has executed this Certificate of Formation on the 25th day of August, 2006.

/s/ Leo Chang
-----------------
Leo Chang
Authorized Person